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Exhibit 23.1b

Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Steel Dynamics Inc. for the registration of $500 million of 6 3/4% Notes due 2015 and to the incorporation by reference therein of our report dated December 23, 2005, relating to the consolidated financial statements of OmniSource Corporation as of September 30, 2005 and for each of the two years in the period then ended included in Steel Dynamic Inc's Current Report on Form 8-K dated November 14, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

November 26, 2007

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  Exhibit 23.1b
Consent of Independent Auditors